SPARK ENERGY, INC. ANNOUNCES THIRD QUARTER DIVIDEND
HOUSTON, October 22, 2015 - Spark Energy, Inc. (NASDAQ: SPKE), a Delaware corporation (the "Company"), announced today that its Board of Directors has declared a quarterly cash dividend for the third quarter of 2015 in the amount of $0.3625 per share of Class A common stock. This amount represents an annualized dividend of $1.45 per share. The dividend will be paid on December 14, 2015 to holders of record of the Class A common stock on November 30, 2015.
“Our third quarter was a significant one, as we closed on two transactions, CenStar Energy and Oasis Energy, and also amended and restated our credit facility,” said Nathan Kroeker, Spark Energy, Inc.’s President and Chief Executive Officer. “We are very pleased with our third quarter financial results, especially when you factor in the seasonal nature of our business.”
About Spark Energy, Inc.
Spark Energy, Inc. is an established and growing independent retail energy services company founded in 1999 that provides residential and commercial customers in competitive markets across the United States with an alternative choice for their natural gas and electricity. Headquartered in Houston, Texas, Spark currently operates in 16 states and serves 66 utility territories. Spark offers its customers a variety of product and service choices, including stable and predictable energy costs and green product alternatives.

Contact: Spark Energy, Inc.
Investors:
Andy Davis, 832-200-3727

Media:
Jenn Korell, 281-833-4151

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